Exhibit 10.14 SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

Date: February 28, 1999

PARTIES:
         1.       CAE (U.S.) Inc. ("CAE");
         2.       Ney Technology, Inc. f/k/a Ney Ultrasonics, Inc. ("Ney"); and
         3.       Andersen Group, Inc. ("Andersen").
RECITALS:
         1. CAE and Ney are currently involved in two lawsuits entitled CAE (U.S.) Inc. v. Ney Technology, Inc. f/k/a/ Ney Ultrasonics, Inc., Docket No. CV 98-584215-S, and Ney Technology, Inc. v. CAE (U.S.), Inc., Docket No. CV
98-584249-S, both in the Superior Court, Judicial District of Hartford, at Hartford ("Lawsuits"). The Lawsuits arise out of claims made by CAE and Ney relating to the purchase price adjustment provisions of ss.ss. 2.10 and 2.11 of the Asset Purchase Agreement effective as of February 28, 1998 among CAE, Ney and Andersen. CAE, Ney and Andersen deny in their entirety all allegations and claims made in the Lawsuits.
         2. CAE, Ney and Andersen desire to avoid the expense, burden, and diversion of further litigation and desire to fully resolve the claims set forth in the Lawsuits.
COVENANTS:
         1. As part of this Settlement Agreement and Release of Claims, the parties hereby direct the Escrow Agent, Keating, Muething & Klekamp, P.L.L., as Escrow Agent under the Escrow Agreement dated as of March 4, 1998, among CAE, Ney and Keating, Muething & Klekamp, P.L.L. ("Escrow Agreement"), to distribute the $500,000.00 deposit held under the Escrow Agreement ("Deposit"), in the following manner:


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     1. The sum of $400,000 from the Deposit shall be paid to Ney;

     2. The sum of $100,000 from the Deposit shall be paid to CAE;

     3. The interest accrued on the Deposit shall be split evenly as of the date of disbursement, with one-half (1/2) paid to Ney and one-half (1/2) paid to CAE.
2. As further consideration for this Settlement Agreement and Release of All Claims, the parties hereby amend the Technology Assignment Agreement effective as of February 28, 1998 and entered into by and among, J.M. Ney Company, Andersen Group, Inc., CAE, and CAE Blackstone, Inc. ("Technology Assignment Agreement"). The terms of such amendment shall be as follows: a. CAE represents that pursuant to the Technology Assignment Agreement there is an outstanding balance of Forty-Seven Thousand Eight Hundred Seventy-Nine and 96/100 Dollars ($47,879.96) as of December 25, 1998 in accrued but unpaid payments due from CAE, pursuant to Article 4 and Article 5 of the Technology License Agreement as payments for Payment Bearing Transducers and Category I Products, as both terms are defined in the Technology License Agreement. The parties agree that one-half (1/2) of this amount, or Twenty-Three Thousand Nine Hundred Thirty-Nine and 98/100 Dollars ($23,939.98) shall be paid by CAE to Ney on the date of this Settlement Agreement, and no further payments shall be required from CAE as to such outstanding balance due under the Technology Assignment Agreement, subject to Ney's right of inspection and audit under Article 6 and the parties' rights and obligations regarding dispute resolution under Article 10 of such agreement.

                  b. After the date of this Settlement Agreement and Release of Claims, payments due from CAE to Ney under
                           Article 4 and Article 5 shall be applied as follows:



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                           1)       On each payment due from CAE to Ney pursuant
                                    to  Articles  4  and  5  of  the  Technology
                                    Agreement,  CAE shall pay one-half  (1/2) of
                                    the actual payments due until a total of Two
                                    Hundred  Thousand  Dollars  ($200,000.00) of
                                    deductions from the calculated  payments due
                                    from CAE under Articles 4 and 5 (the Payment
                                    Bearing Transducers, Category I Products and
                                    the Category II Products), in the aggregate,
                                    has  been  achieved.  Thereafter,  the  full
                                    payment   by  CAE   shall  be   resumed   in
                                    accordance  with the terms of the Technology
                                    Assignment    Agreement,    including    the
                                    Applicable  Payment Period as defined in the
                                    Technology   Assignment   Agreement  without
                                    reference  to  the   modification   provided
                                    herein, except for the reduction in the cap as set forth below at Subsection b.3.

                           2) The fifty percent (50%) reduced payment made by CAE as set forth in subsection a above shall be applied towards the aggregate reduction of Two Hundred Thousand Dollars ($200,000.00), referenced at subsection b.1) above.

                           3) Paragraph 4.2(c) of the Technology License Agreement shall be amended so that the maximum cumulative payment due under Article 4 of the Technology Assignment Agreement shall be One Million Nine Hundred Thousand Dollars ($1,900,000.00).

                  c. Notwithstanding the fifty percent (50%) reduced payments due from CAE under the Technology Assignment Agreement as amended in accordance with subsection a. and subsection b. of this Paragraph 2, the full amount of the payments that would have been made for Payment-Bearing Transducers under Article 4 will be credited towards the maximum cumulative payment of One Million Nine Hundred Thousand Dollars ($1,900,000.00), as if the full payment had been made. (See attachment "A" for the numerical reconciliation of the above sections 2(a) through 2(c).)

                  d. By way of example, assume that (i) the payment obligation arising under the Technology Assignment Agreement based on of sales of Products during the first quarter of 1999 (including sales of Payment Bearing Transducers under Article 4, and sales of Other Payment-Bearing Products under Article 5) is $50,000. Assume that this amount consists of $24,000 due under Article 4 and $26,000 due under Article 5. Assume for purposes of this example that no other payments have been credited toward the cumulative $200,000 deduction due under this Settlement Agreement on amounts otherwise due under the Technology Assignment Agreement.



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                           In  this  example,  CAE  (Assignee)  will  pay to Ney
                           (Assignor) a total of $25,000 consisting of $12,000 under Article 4, and $13,000 under Article 5. CAE's payment of $25,000 will be credited towards the
                           $200,000  cumulative   deduction,   leaving  $175,000
                           remaining  to  be  deducted   from  payments  by  CAE
                           otherwise   due  under  the   Technology   Assignment
                           Agreement. However, although only $25,000 is paid by CAE in this example, CAE's payment obligation of $50,000 on account of the first quarter sales of 1999 Payment-Bearing Products will be considered fully satisfied. Finally, although only $12,000 is paid by CAE under Article 4, $24,000 will be credited towards
                           the  $1.9  million   cumulative   cap  on  Article  4
                           payments, leaving $1,822,355.00 (after applying prior period payments and credit against the cap).

                           This same method shall apply to all subsequent quarters until the $200,000 deduction has been satisfied, and at that time the remaining total obligation of the Payment Bearing Transducers cap under Article 4 will be established for further calculation as originally set forth in the Technology Assignment Agreement. (See attachment "B" for numerical calculation of example assumed in section 2(d) above).

     e. The Technology Assignment Agreement is further amended as follows:

     (1) Exhibit D to the  Technology  Assignment  Agreement,  as  referenced in
Section 6.1 thereof, is attached to this Agreement and incorporated by reference in the Technology Assignment Agreement.

     2) Section 8.1(a) of the Technology Assignment Agreement (at page 14) is amended so that the word "Assignor" is changed to "Assignee" in the last line thereof.

                  f. The provisions in this Section 2 shall be an amendment to the Technology Assignment Agreement pursuant to Section 10.5 of the Technology Assignment Agreement and the signatures of Ney, CAE, Andersen, the J.M. Ney Company, and CAE Blackstone, Inc. below shall serve as written agreement by these parties to the amendments to the Technology Assignment Agreement set forth in this Section 2. Except as provided above, all of the other terms and conditions of the Technology Assignment Agreement shall remain in full force and effect and shall not be modified hereby.



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         3.  For and in  consideration  of the  mutual  promises  and  covenants contained in the foregoing paragraphs, the sufficiency of which is hereby acknowledged, CAE for itself and its present and former owners, stockholders, directors, officers, employees, subsidiaries, parent corporations, divisions, affiliates, agents, representatives, assigns, predecessors, successors, insurers and attorneys, do hereby fully and forever release, hold harmless and discharge Ney and Andersen and their present and former owners, stockholders, directors, officers, employees, subsidiaries, parent corporations, divisions, affiliates,
agents,  representatives,   assigns,  predecessors,   successors,  insurers  and
attorneys, from any and all claims, demands, causes of action, or suits, arising out of or related to the claims made by CAE in the Lawsuits, or other sums of
money,  grievances,   expenses,   demands,   controversies  of  every  kind  and
description, whether liquidated or unliquidated, known or unknown, contingent or otherwise, and whether specifically mentioned or not, that CAE now has or has had or which may exist or might be claimed to exist at or prior to the date of this Agreement relating to the purchase price adjustment provisions of the Asset Purchase Agreement contained in ss.ss. 2.10 and 2.11 of the Asset Purchase Agreement.
         4. For and in consideration of the mutual promises and covenants contained in the foregoing paragraphs, the sufficiency of which is hereby acknowledged, Ney and Andersen for themselves and their present and former owners, stockholders, directors, officers, employees, subsidiaries, parent
corporations,   divisions,   affiliates,   agents,   representatives,   assigns,
predecessors, successors, insurers and attorneys, do hereby fully and forever release, hold harmless and discharge CAE and its present and former owners, stockholders, directors, officers, employees, subsidiaries, parent corporations,
divisions,   affiliates,   agents,   representatives,   assigns,   predecessors,
successors, insurers and attorneys, from any and all claims, demands, causes of action, or suits, arising out of or related to the claims made by Ney and Andersen in the Lawsuits, or other sums of money, grievances, expenses, demands, controversies of every kind and description, whether liquidated or unliquidated, known or unknown, contingent or otherwise, and whether specifically mentioned or not, that Ney and Andersen now have or have had or which may exist or might be claimed to exist at or prior to the date of this Agreement relating to the purchase price adjustment provisions of the Asset Purchase Agreement contained in ss.ss. 2.10 and 2.11 of the Asset Purchase Agreement.


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     5. CAE,  Ney and  Andersen  further  stipulate  and agree  that the  terms, amount, and the fact of this Agreement are to be kept confidential, and will not hereafter disclose any information concerning this Agreement to any persons, firm, coalition, governmental agency or other entity without the prior written consent of each and every party, except as may become necessary to file income tax returns, satisfy specific reporting obligations under applicable securities laws, keep related financial records, consult with legal counsel or to comply with any court order, subpoena, or at the direction of a court, administrative agency, or legislative body. If otherwise asked about, or commenting on the matter, the parties will state that the Lawsuits were amicably settled or resolved, and will state nothing further about the Lawsuits or this Agreement.

     6. CAE and Ney agree that their counsel shall execute withdrawals of the Lawsuits, with prejudice, all parties to bear their own costs and attorneys' fees.

     7. The undersigned parties hereby declare that they completely read, fully understood, and voluntarily accepted the terms of this Agreement for the purpose of making a full and final compromise, adjustment, and settlement among themselves of any and all claims or disputes arising from the Lawsuits and as otherwise described in paragraphs 3 and 4 above.

     8. This Agreement includes the entire transaction between the parties hereto and there are no representations, warranties, covenants or conditions except as specified and referenced in this Agreement.

     9. This Agreement shall be binding upon and enure to the benefit of the parties, their successors and assigns.

     10. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Connecticut. Any dispute relating to this Agreement shall be brought in the state or federal courts sitting in the State of Connecticut.


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     CAE (U.S.) INC.

     BY: -----------------------------
Title


     NEY TECHNOLOGY, INC. f/k/a NEY ULTRASONICS, INC.


     BY: -----------------------------
Title


     ANDERSEN GROUP, INC.

     BY: -----------------------------
Title




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         The following parties' signatures  constitute consent to the amendments to the Technology Assignment Agreement set forth in paragraph 2 of the Covenants.

     THE J.M. NEY COMPANY


     BY: ------------------------------
        Title


     CAE BLACKSTONE, INC.

     BY: -----------------------------
         Title